Exhibit 99.2

NEWS RELEASE

Nabors Expands Its Board, Appointing Howard Wolf as a Director

HAMILTON, Bermuda, April 4, 2013 — Nabors Industries Ltd. (NYSE:NBR) today announced that its Board of Directors has expanded the Board to eight members from the current seven and subsequently appointed Howard Wolf to fill the newly created vacancy.

Mr. Wolf is a former senior partner with the law firm of Fulbright & Jaworski L.L.P. where he practiced from 1959 until his retirement from the firm in 2003.  While practicing at Fulbright, he chaired the Committee on Securities and Investment Banking, as well as the Section on Corporation, Banking and Business Law of the State Bar of Texas.  His practice involved a number of industries, including extensive work in the energy industry, and was primarily focused on corporate and securities matters, including mergers and acquisitions, finance, international law and restructuring.  He chaired the firm’s Corporate department from 1977-84. Mr. Wolf has also served on or chaired a number of public, private and charitable boards of directors — including Stewart & Stevenson and Offshore Logistics — and as a partner of various companies.  He currently serves on the board of Simmons & Company International, a private investment banking and securities firm specializing in the energy industry.

Mr. Wolf is a founding partner of Lobo Leasing, a helicopter leasing company; a director and part owner of Recovery Direct, Inc., a producer of films and videos used in the treatment of substance abuse, and of Orleans Capital Management, an investment management company; and acting Chairman of Falcon Seaboard Company, a private investment company focused on the energy, technology, real estate and agriculture sectors.  He received a Bachelor of Business Administration and a JD, with honors, from The University of Texas at Austin.

Tony Petrello, Nabors’ Chairman and CEO, commented, “Howard’s appointment to the Board reflects our ongoing commitment to adding qualified independent voices with diverse experience and backgrounds. His years working with our industry and advising as well as serving on boards will provide valuable experience and insight. His appointment also reflects a collaborative approach with our shareholders. We are pleased to welcome Howard to the Board.”

About Nabors

The Nabors companies own and operate approximately 474 land drilling rigs throughout the world and approximately 548 land workover and well servicing rigs in North America.  Nabors’ actively marketed offshore fleet consists of 36 platform rigs, 12 jackup units and 4 barge rigs in the United States and multiple international markets. In addition, Nabors is one of the largest providers of hydraulic fracturing, cementing, nitrogen and acid pressure pumping services with approximately 805,000 hydraulic horsepower currently in service.  Nabors also manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics, and facilities maintenance and project management services.  Nabors participates in most of the significant oil and gas markets in the world.

For further information, please contact Dennis A. Smith, Director of Corporate Development & Investor Relations, at 281-775-8038. To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.